Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Seneca Federal Savings and Loan Association and Subsidiary

Baldwinsville, New York

We hereby consent to the inclusion in the Prospectus constituting part of this Registration Statement on Form S-1 of Seneca Financial Corp. (proposed holding company of Seneca Savings) of our report dated June 14, 2017, relating to the consolidated financial statements of Seneca Federal Savings and Loan Association and Subsidiary as of December 31, 2016 and 2015 and for the years then ended. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania

June 14, 2017